Exhibit 99.1

Contact:	Dana Wardwell
(828-454-0676)

Blue Ridge Paper Products Inc. Reports Fourth Quarter and Fiscal Year 2005 Results:

CANTON, North Carolina (Bloomberg: bluerd) – Blue Ridge Paper Products Inc. today reported a net loss of $20.7 million for the fiscal year ended December 31, 2005. This compared to a net loss of $31.2 million for the fiscal year ended December 31, 2004. Total net sales for the fiscal year ended December 31, 2005 were $509.9 million, up 7.5% when compared to net sales for the fiscal year ended December 31, 2004 of $474.2 million. Both net sales and total shipments for the year ended December 31, 2005 were annual records for the Company. Cost of goods sold of $469.3 million for the year ended December 31, 2005 was up 7.2% when compared to the prior year of $437.6 million. This increase in costs reflects unprecedented increases in the cost of transportation, raw materials and energy in the fourth quarter following the Gulf Coast hurricanes in the third quarter of 2005 and the increase in shipments for the year ended December 31, 2005.

For the fourth quarter ended December 31, 2005, the Company reported a net loss of $11.6 million. This compares to a net loss of $5.4 million for the third quarter ended September 30, 2005. Net sales for the fourth quarter ended December 31, 2005 were $126.4 million compared to $129.8 million in the third quarter ended September 30, 2005. Results in the fourth quarter ended December 31, 2005 reflect the unprecedented increase in transportation, raw materials and energy costs resulting from the Gulf Coast hurricanes in the third quarter ended September 30, 2005.

Commenting on the quarter, Richard Lozyniak, Chief Executive Officer, stated, “The fourth quarter of 2005 was very challenging as a result of Hurricanes Katrina and Rita, which caused unprecedented increases in our transportation, energy and raw materials costs. Fortunately, these costs have begun to moderate and we have been successful in implementing price increases to offset some of these higher expenses.”  He further added, “We expect a substantial improvement in our financial performance in the first quarter of 2006 compared to the fourth quarter of 2005 as demand for our products remains strong as reflected by our record shipments in 2005, and we continue to see significant improvement in our productivity and quality through our Six Sigma and Lean Manufacturing efforts. We have weathered a very difficult period in the third and fourth quarters of 2005 and enter 2006 with strong productivity, moderating input costs and an improving pricing environment resulting from significant industry capacity reductions in 2005.”

Key Business Highlights

•      The fourth quarter ended December 31, 2005 was significantly impacted with unprecedented increases in input costs resulting from the Gulf Coast hurricanes in the third quarter ended September 30, 2005. The impact on fourth quarter earnings for increases in raw materials, transportation and energy costs was approximately $5.6 million. The Company believes that the costs of some of our major inputs peaked in the fourth quarter ended December 31, 2005. The cost of low density polyethylene dropped in December 2005 and February 2006 and an additional decrease is announced for March 2006. Slight decreases in caustic soda and wood chip costs were announced in March 2006.

•      Energy surcharges were announced for all packaging grades during the fourth quarter ended December 31, 2005. The impact of the announced surcharges will be fully recognized during the first quarter ending March 31, 2006.

•      Overall pricing for uncoated paper for the fourth quarter ended December 31, 2005 was basically flat when compared to the third quarter ended September 30, 2005. Shipments of uncoated paper for the fiscal year 2005 totaled approximately 276,000 tons, or an increase of 4.3% over fiscal year 2004. On January 6, 2006, the Company implemented a $60 per ton price increase for white wove envelope, offset, reply card, multipurpose, colors and tablet grades and a $40 per ton increase for envelope kraft. These increases apply to approximately 85% of total uncoated paper shipments.

•      On February 27, 2006, the Company announced further price increases of $60 per ton for white wove envelope, offset, reply card, multipurpose and tablet grades and $40 per ton for envelope kraft. These increases are effective March 27, 2006.

•      The Canton Mill conducted a planned pulp mill outage in the fourth quarter ended December 31, 2005. The planned outage had a negative impact on fourth quarter earnings of approximately $3.1 million. There was not a corresponding outage in the third quarter ended September 30, 2005.

The Company defines EBITDA as net income before interest, taxes and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for certain extraordinary and non-cash items. EBITDA and Adjusted EBITDA are non-GAAP measures. The Company believes that EBITDA and Adjusted EBITDA can assist investors in analyzing and assessing its ability to service debt. In addition, management focuses on EBITDA and Adjusted EBITDA, as defined, as measures of the Company’s operating performance and as measures of the ability of the business to generate cash. These measures should not be considered in isolation or as an alternative to net income in measuring operating performance or as an alternative to cash flows from operations in measuring its liquidity. EBITDA and Adjusted EBITDA as the Company defines these terms may not be comparable to similarly titled financial performance measures presented by other companies.

The Adjusted EBITDA for the fiscal year 2005 was $17.4 million compared to Adjusted EBITDA of $25.3 million for the fiscal year 2004.

ADJUSTED EBITDA – RECONCILIATION OF NON-GAAP MEASURES ($000)

		Full Year Ended
		2005	2004
Net Loss		$(20,680)	$(31,249)

Income taxes		—	—
Interest expense		17,419	15,954
Depreciation expense		16,741	18,237
Amortization expense		1,383	1,230

EBITDA		14,863	4,172

ESOP expense	(A)	4,464	6,523
Severance expense	(B)	(461)	4,179
Flood impact	(C)	(2,847)	10,673
Bad debt expense	(D)	(223)	(827)
Gain on asset sales	(E)	(424)	(1,679)
Lawsuit reserve	(F)	2,000	—
KPS management fee	(G)	—	2,241

Adjusted EBITDA		$17,372	$25,282

(A)      ESOP expense is a non-cash labor expense the Company incurs each year in connection with the Employee Stock Ownership Plan of the Company’s parent.

(B)       Severance expenses reflect adjustments to the severance reserve related to the closure of the Fort Worth DairyPak facility and the restructuring at the Canton, North Carolina facility and corporate staff.

(C)       Flood impact from Hurricanes Frances and Ivan reflects the losses associated with property damage, repairs and maintenance plus business interruption, offset by insurance recoveries booked and funds received from the state and federal government.

(D)      Reflects bad debt expenses.

(E)       Reflects a gain on the sale of equipment or other operating assets sold during the period.

(F)       Represents a reserve established for a ruling in a class action lawsuit in which the Plaintiffs were awarded $2.0 million for nuisance damages associated with the Canton Mill’s discharge into the Pigeon River. This award is being appealed.

(G)       The management fee (“KPS fee”) is a fee due to KPS Special Situations Fund, L.P., the controlling stockholder of the Company’s parent. Since September 2001, this fee has been a non-cash accrued expense, and effective October 1, 2003, the obligation to pay the KPS fee was assigned to the parent without recourse to the Company with the result that it no longer constituted one of the Company’s legal obligations. On January 28, 2005, the management fee agreement was amended to terminate the future obligations related to the management fee effective January 1, 2005.

For additional information, please refer to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005.

Certain statements in this presentation constitute forward-looking statements or statements that may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “would,” “believe” and similar expressions and all statements that are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, which could cause our actual results, performance (financial or operation), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These factors include but are not limited to the following:  changes in underlying paper and packaging prices, raw material prices and demand for our products, and the success of various cost-savings initiatives. These and other risks are more fully discussed in our annual report on Form 10-K for the fiscal year ended December 31, 2005.

BLUE RIDGE PAPER PRODUCTS INC.

Consolidated Balance Sheets

December 31, 2005 and 2004

(Dollars in thousands)

(Unaudited)

	2005	2004
Assets
Current assets:
Cash	$2,110	$2,466
Accounts receivable, net of allowance for doubtful accounts and discounts of $2,298 and $1,820 in 2005 and 2004, respectively	56,002	45,814
Inventories	53,988	47,006
Prepaid expenses	1,029	1,715
Insurance proceeds receivable	291	10,539
Income tax receivable	50	76
Deferred tax asset	4,448	4,256
Total current assets	117,918	111,872
Property, plant, and equipment, net of accumulated depreciation of $105,253 and $88,517 in 2005 and 2004, respectively	190,463	187,336
Deferred financing costs, net	5,108	6,491
Other assets	193	55
Total assets	$313,682	$305,754
Liabilities and Stockholder’s Equity (Deficit)
Current liabilities:
Current portion of senior debt	$41	$39
Current portion of capital lease obligation	595	603
Accounts payable	48,917	44,521
Accrued expenses and other current liabilities	33,987	33,742
Interest payable	1,875	1,655
Total current liabilities	85,415	80,560
Senior debt, net of current portion	159,749	144,075
Parent Pay-In-Kind (PIK) Senior Subordinated Note	44,425	40,681
Capital lease obligations	979	1,484
Pension and postretirement benefits	22,678	21,211
Deferred tax liability	4,448	4,256
Other liabilities	730	1,271
Total liabilities	318,424	293,538
Obligation to redeem ESOP shares	27,716	35,257
Obligation to redeem restricted stock units of Parent	1,631	2,119
Commitments and contingencies (See notes)
Stockholder’s equity:
Common stock (par value $0.01, 1000 shares authorized and outstanding in 2005 and 2004, respectively)	—	—
Additional paid-in capital	64,121	51,400
Accumulated deficit	(86,054)	(65,374)
Unearned compensation	(25)	—
Accumulated other comprehensive loss	(4,183)	(4,524)
	(26,141)	(18,498)
Receivable from Parent	(7,948)	(6,662)
Total stockholder’s equity (deficit)	(34,089)	(25,160)
Total liabilities and stockholder’s equity (deficit)	$313,682	$305,754

BLUE RIDGE PAPER PRODUCTS INC.

Consolidated Statements of Operations

Years ended December 31, 2005, 2004 and 2003

(Dollars in thousands)

(Unaudited)

	2005	2004	2003
Net sales	$509,913	$474,229	$468,636
Cost of goods sold:
Cost of goods sold, excluding depreciation and amortization, flood-related loss and repairs and insurance recoveries	469,301	437,647	427,583
Depreciation and amortization	15,259	16,416	16,359
Flood-related loss and repairs	2,469	22,082	—
Insurance recoveries	(391)	(20,000)	—
Gross profit	23,275	18,084	24,694
Selling, general and administrative expenses	22,558	26,023	27,777
Loss on litigation	2,000	—	—
Depreciation and amortization	1,482	1,821	1,769
Insurance recoveries	(23)	(539)	—
ESOP expense	4,464	6,523	7,200
Gain on sale of assets	(424)	(1,679)	(3,796)
Operating loss	(6,782)	(14,065)	(8,256)
Other income (expense):
Interest income	46	10	—
Interest expense, excluding amortization of deferred financing costs	(17,465)	(15,964)	(14,148)
Amortization of deferred financing costs	(1,383)	(1,230)	(4,934)
Government grant income	4,910	—	—
Loss on equity method investment	(6)	—	—
	(13,898)	(17,184)	(19,082)
Loss before income taxes	(20,680)	(31,249)	(27,338)
Income tax	—	—	—
Net loss	$(20,680)	$(31,249)	$(27,338)

BLUE RIDGE PAPER PRODUCTS INC.

Consolidated Statements of Cash Flows

Years ended December 31, 2005, 2004, and 2003

(Dollars in thousands)

(Unaudited)

	2005	2004	2003
Cash flows from operating activities:
Net loss	$(20,680)	$(31,249)	$(27,338)
Adjustment to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,741	18,237	18,128
Asset impairment due to flood related losses	—	706	—
Compensation expense for Parent restricted stock	203	88	428
Amortization of deferred financing costs	1,383	1,230	4,934
ESOP expense	4,464	6,523	7,200
Gain on sale of assets	(424)	(1,679)	(3,796)
Parent PIK Senior Subordinated Note for interest	3,828	3,504	3,777
Changes in operating assets and liabilities:
Accounts receivable, net	(10,188)	(3,168)	1,664
Inventories	(6,982)	12,057	(165)
Prepaid expenses	686	(603)	420
Insurance proceeds receivable	10,248	(10,539)	—
Income tax receivable	26	(44)	(1)
Accounts payable	4,396	8,773	(5,168)
Accrued expenses and other current liabilities	245	2,248	7,089
Interest payable	136	213	(1,260)
Pension and postretirement benefits	1,808	948	1,447
Other assets and liabilities	(680)	(1,545)	404
Net cash provided by operating activities	5,210	5,700	7,763
Cash flows used in investing activities:
Additions to property, plant, and equipment	(19,793)	(13,377)	(12,377)
Proceeds from sale of property, plant, and equipment	444	2,198	6,013
Net cash used in investing activities	(19,349)	(11,179)	(6,364)
Cash flows from financing activities:
Repurchase of Parent common and preferred stock	(1,286)	(968)	(987)
Payments on separation notes payable	—	(1,615)	(2,453)
Proceeds from borrowings under line of credit	165,568	141,485	122,374
Repayment of borrowings under line of credit	(149,853)	(132,270)	(148,440)
Cash paid for refinancing credit facilities	—	(278)	(9,694)
Proceeds from issuance of long term debt	—	—	125,818
Payments on PIK Note	—	—	(7,000)
Repayments of long-term debt and capital lease obligations	(646)	(532)	(79,226)
Net cash provided by financing activities	13,783	5,822	392
Net increase (decrease) in cash	(356)	343	1,791
Cash, beginning of period	2,466	2,123	332
Cash, end of period	$2,110	$2,466	$2,123
Supplemental disclosures of cash flow information:
Cash paid for interest, including capitalized interest of $554, $821 and $848 in 2005, 2004 and 2003, respectively	$13,501	$13,068	$12,420
Noncash investing and financing activities:
Conversion of accrued interest to note payable	3,744	3,557	3,718
Issuance of restricted stock units	228	—	11
Separation notes payable	—	—	983
Equipment acquired through capital lease	95	750	1,650